Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

MiMedx Group, Inc.
Marietta, Georgia

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-153255, 333-183991, 333-189784, 333-199841, 333-211900 and 333-251434) of MiMedx Group, Inc. of our reports dated March 8, 2021, relating to the consolidated financial statements and schedule, and the effectiveness of MiMedx Group, Inc.’s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020.

/s/ BDO USA, LLP
Atlanta, Georgia

March 8, 2021